Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces First Quarter 2024 Results

•	The Company’s tier one leverage and risk-based capital ratios were 11.58% and 28.84%, respectively, and the Company is considered to be “well-capitalized” at March 31, 2024.
•	Ratio of non-performing assets to total assets of 0.10% at March 31, 2024.
•	Strong liquidity position with $90 million in cash balances and access to liquidity totaling $901.70 million as of March 31, 2024.

Honolulu, Hawaii, May 3, 2024- Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced a net loss of $482,000, or $(0.06) per diluted share, for the three months ended March 31, 2024.

Hope Bancorp Merger Agreement

As previously announced in a joint news release issued April 29, 2024, Hope Bancorp, Inc. (Nasdaq:HOPE) and the Company signed a definitive merger agreement.  Under the terms of the merger agreement, Company shareholders will receive a fixed exchange ratio of 0.8048 share of Hope Bancorp common stock in exchange for each share of Company common stock they own, in a 100% stock-for-stock transaction valued at approximately $78.6 million, based on the closing price of Hope Bancorp’s common stock on April 26, 2024. The transaction is intended to qualify as a tax-free reorganization for Territorial shareholders.

Upon completion of the transaction, Hope Bancorp intends to maintain the Territorial franchise in Hawaii and preserve the 100-plus year legacy of the Territorial Savings Bank brand name, culture and commitment to the local communities. The branches will continue to do business under the Territorial Savings Bank brand, as a trade name of Bank of Hope.

The transaction is subject to regulatory approvals, the approval of Territorial shareholders, and the satisfaction of other customary closing conditions.

Interest Income

Net interest income decreased by $3.33 million for the three months ended March 31, 2024. Total interest income was $17.99 million for the three months ended March 31, 2024, compared to $16.72 million for the three months ended March 31, 2023. The $1.27 million increase in total interest income was primarily due to an $886,000 increase in interest earned on other investments and a $611,000 increase in interest earned on loans. The increase in interest income on other investments is primarily due to a $50.72 million increase in the average cash balance with the Federal Reserve Bank (FRB) and a 97 basis point increase in the average interest rate paid on cash balances. The $611,000 increase in interest income on loans resulted from a $12.23 million increase in the average loan balance together with a 16 basis point increase in the average loan yield.

Interest Expense

As a result of recent increases in short-term interest rates, total interest expense increased by $4.60 million for the three months ended March 31, 2024. Interest expense on deposits increased by $3.25 million primarily due to an increase in interest expense on certificates of deposit (CD) and savings accounts. Interest expense on CDs rose by $2.28 million due to a 126 basis point increase in the average cost of CDs and an $87.24 million increase in the average CD balance. Interest expense on savings accounts rose by $969,000 due to a 56 basis point increase in the average cost of savings accounts which was partially offset by a $143.40 million decrease in the average savings account balance. The increase in the average cost of CDs and savings accounts occurred as interest rates were raised in response to the increase in market interest rates. The increase in the average balance of CDs occurred as customers transferred balances from lower rate savings accounts to higher rate CDs. Interest expense on Federal Home Loan Bank (FHLB) advances increased by $756,000 for the three months ended March 31, 2024, primarily due to a $49.67 million increase in the average advance balance and an 80 basis point increase in the average cost of advances. Interest expense on FRB borrowings rose by $595,000 for the three months ended March 31, 2024, as the Company obtained a $50.0 million advance from the FRB in the fourth quarter of 2023. Additional FHLB and FRB advances were obtained in 2023 to enhance the Company’s liquidity and to fund deposit withdrawals.

Noninterest Expense

Noninterest expense increased by $447,000 for the three months ended March 31, 2024, primarily due to increases in the Federal Deposit Insurance Corporation (FDIC) premium and legal expenses which were offset by decreases in salaries and employee benefits. FDIC premium expense rose by $251,000 for the quarter because of an increase in the FDIC insurance premium rate retroactive to October 1, 2023. Other general and administrative expenses rose by $512,000 for the quarter and included $290,000 in merger-related legal expenses. Salaries and employee benefits decreased by $442,000 for the quarter primarily due to a decrease in compensation expense, deferred salary expense for originating new loans, deferred compensation accruals, supplemental executive retirement plan benefits and accruals for the employee stock ownership plan (ESOP). The decrease in compensation expense is primarily due to a decrease in the number of employees working at the bank. The decrease in deferred salary expense for originating new loans occurred as fewer loans were originated during the three months ended March 31, 2024, compared to the three months ended March 31, 2023. The decrease in ESOP accruals is primarily due to a decline in the Company’s share price which is used to calculate the accrual.

Income Taxes

Income tax benefit for the three months ended March 31, 2024 was $243,000 with an effective tax rate of (33.52)% compared to income tax expense of $851,000 with an effective tax rate of 26.87% for the three months ended March 31, 2023. The decrease in income tax expense was primarily due to a $3.89 million decrease in income before income taxes during the quarter.

Balance Sheet

Total assets were $2.19 billion at March 31, 2024 and $2.24 billion at December 31, 2023. Investment securities, including available for sale securities, decreased by $8.84 million to $697.06 million at March 31, 2024 from $705.90 million at December 31, 2023. The decrease in investment securities occurred primarily because of principal repayments on mortgage-backed securities. Cash and cash equivalents decreased by $36.60 million to $90.06 million at March 31, 2024 from $126.66 million at December 31, 2023. The decrease in cash and cash equivalents was used to fund deposit withdrawals during the quarter ended March 31, 2024.

Deposits decreased by $36.46 million from $1.64 billion at December 31, 2023 to $1.60 billion at March 31, 2024. The decrease in deposits occurred as customers sought higher interest rates on their deposits than what the Company offers.

Asset Quality

Credit quality continues to be extremely important as the Bank adheres to its strict underwriting standards. The Company had $87,000 in delinquent mortgage loans 90 days or more past due at March 31, 2024, compared to $227,000 at December 31, 2023. Non-performing assets totaled $2.21 million at March 31, 2024, compared to $2.26 million at December 31, 2023. The ratio of non-performing assets to total assets was 0.10% at March 31, 2024 and December 31, 2023. The allowance for credit losses at March 31, 2024 was $5.14 million and represented 0.39% of total loans, compared to $5.12 million and 0.39% of total loans as of December 31, 2023. The ratio of the allowance for credit losses to non-performing loans rose to 233.20% at March 31, 2024, compared to 226.59% at December 31, 2023.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.tsbhawaii.bank.

Additional Information and Where to Find it

In connection with the proposed merger, Hope Bancorp, Inc. will file with the Securities and Exchange Commission (“SEC”) a Registration Statement on Form S-4, which will include a Proxy Statement of Territorial Bancorp Inc. that also constitutes a prospectus of Hope Bancorp, Inc. Territorial Bancorp shareholders are encouraged to read the Registration Statement and the Proxy Statement/Prospectus regarding the merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed merger. Territorial Bancorp shareholders will be able to obtain a free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Hope Bancorp and Territorial Bancorp at the SEC’s Internet site (www.sec.gov). Territorial Bancorp shareholders will also be able to obtain these documents, free of charge, from Territorial Bancorp at https://www.tsbhawaii.bank/tsb/investor-relations/.

Participants in Solicitation

Territorial Bancorp and its directors, executive officers, management and employees may be deemed to be participants in the solicitation of proxies in respect of the merger. Information concerning Territorial Bancorp’s participants is set forth in the Proxy Statement, dated April 16, 2024, for Territorial Bancorp’s 2024 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the participants in the solicitation of proxies in respect of the proposed transaction and interests of participants of Territorial Bancorp in the solicitation of proxies in respect of the merger will be included in the Registration Statement and Proxy Statement/Prospectus to be filed with the SEC. Free copies of these documents, when available, may be obtained as described in the preceding paragraph.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•	statements of our goals, intentions and expectations;
•	statements regarding our business plans, prospects, growth and operating strategies;
•	statements regarding the asset quality of our loan and investment portfolios; and
•	estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	factors related to the proposed transaction with Hope Bancorp, including the receipt of regulatory and shareholder approvals, and other customary closing conditions;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;

•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended
	March 31,
	2024	2023
Interest income:
Loans	$12,065	$11,454
Investment securities	4,313	4,540
Other investments	1,613	727
Total interest income	17,991	16,721

Interest expense:
Deposits	6,779	3,530
Advances from the Federal Home Loan Bank	1,810	1,054
Advances from the Federal Reserve Bank	595	—
Securities sold under agreements to repurchase	46	46
Total interest expense	9,230	4,630

Net interest income	8,761	12,091
Provision (reversal of provision) for credit losses	19	(100)

Net interest income after provision (reversal of provision) for credit losses	8,742	12,191

Noninterest income:
Service and other fees	273	310
Income on bank-owned life insurance	246	203
Net gain on sale of loans	—	1
Other	74	75
Total noninterest income	593	589

Noninterest expense:
Salaries and employee benefits	4,962	5,404
Occupancy	1,738	1,623
Equipment	1,323	1,312
Federal deposit insurance premiums	496	245
Other general and administrative expenses	1,541	1,029
Total noninterest expense	10,060	9,613

(Loss) income before income taxes	(725)	3,167
Income tax (benefit) expense	(243)	851
Net (loss) income	$(482)	$2,316

Basic (loss) earnings per share	$(0.06)	$0.26
Diluted (loss) earnings per share	$(0.06)	$0.26
Cash dividends declared per common share	$—	$0.23
Basic weighted-average shares outstanding	8,588,137	8,774,634
Diluted weighted-average shares outstanding	8,630,719	8,806,744

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	March 31,	December 31,
	2024	2023
ASSETS
Cash and cash equivalents	$90,059	$126,659
Investment securities available for sale, at fair value	19,483	20,171
Investment securities held to maturity, at amortized cost (fair value of $547,290 and $568,128 at March 31, 2024 and December 31, 2023, respectively)	677,578	685,728
Loans receivable	1,309,712	1,308,552
Allowance for credit losses	(5,142)	(5,121)
Loans receivable, net of allowance for credit losses	1,304,570	1,303,431
Federal Home Loan Bank stock, at cost	12,232	12,192
Federal Reserve Bank stock, at cost	3,182	3,180
Accrued interest receivable	6,281	6,105
Premises and equipment, net	7,144	7,185
Right-of-use asset, net	12,080	12,371
Bank-owned life insurance	48,884	48,638
Income taxes receivable	604	344
Deferred income tax assets, net	2,820	2,457
Prepaid expenses and other assets	8,112	8,211
Total assets	$2,193,029	$2,236,672

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,600,148	$1,636,604
Advances from the Federal Home Loan Bank	242,000	242,000
Advances from the Federal Reserve Bank	50,000	50,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	20,113	23,334
Lease liability	17,597	17,297
Advance payments by borrowers for taxes and insurance	3,155	6,351
Total liabilities	1,943,013	1,985,586

Stockholders' Equity:
Preferred stock, $0.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding
8,826,613 shares at March 31, 2024 and December 31, 2023	88	88
Additional paid-in capital	48,098	48,022
Unearned ESOP shares	(2,324)	(2,447)
Retained earnings	210,771	211,644
Accumulated other comprehensive loss	(6,617)	(6,221)
Total stockholders’ equity	250,016	251,086
Total liabilities and stockholders’ equity	$2,193,029	$2,236,672

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	March 31,
	2024	2023
Performance Ratios (annualized):
Return on average assets	-0.09%	0.43%
Return on average equity	-0.77%	3.67%
Net interest margin on average interest earning assets	1.65%	2.30%
Efficiency ratio (1)	107.55%	75.81%

	At	At
	March	December
	31, 2024	31, 2023
Selected Balance Sheet Data:
Book value per share (2)	$28.33	$28.45
Stockholders' equity to total assets	11.40%	11.23%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$87	$227
Non-performing assets (3)	$2,205	$2,260
Allowance for credit losses	$5,142	$5,121
Non-performing assets to total assets	0.10%	0.10%
Allowance for credit losses to total loans	0.39%	0.39%
Allowance for credit losses to non-performing assets	233.20%	226.59%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned.  Amounts are net of charge-offs